Exhibit 10.12

EXECUTION COPY

STRIP COVERAGE LIQUIDITY
AND SECURITY AGREEMENT

between

FINANCIAL SECURITY ASSURANCE INC.,

AS BORROWER,

and

DEXIA CRÉDIT LOCAL S.A., ACTING THROUGH ITS NEW YORK BRANCH,
AS LENDER

Dated as of July 1, 2009

i

TABLE OF CONTENTS

(continued)

TABLE OF CONTENTS

(continued)

SCHEDULE I Office

SCHEDULE II Strip Policies

SCHEDULE III Facility Commitment Schedule

EXHIBIT A Notice of Borrowing

EXHIBIT B Form of Note

EXHIBIT C Officer’s Certificate

STRIP COVERAGE LIQUIDITY AND SECURITY AGREEMENT, dated as of July 1, 2009, between FINANCIAL SECURITY ASSURANCE INC., a New York corporation (“FSA” or the “Borrower”) and DEXIA CRÉDIT LOCAL S.A., a French share company licensed as a bank under French law, acting through its New York branch (“DCL” or the “Lender”).

W I T N E S S E T H:

WHEREAS, Dexia Holdings Inc., in its capacity as “Seller” thereunder (the “Seller”), DCL, in its capacity as “Seller’s Parent” thereunder, and Assured Guaranty Ltd., a Bermuda company (“Assured”), in its capacity as “Buyer” thereunder (the “Buyer”), entered into that certain Purchase Agreement, dated as of November 14, 2008 (as amended on or prior to the Closing Date, the “Purchase Agreement”);

WHEREAS, Section 6.13(e) of the Purchase Agreement provides that, upon the closing of the transactions contemplated in the Purchase Agreement and in consideration of the assumption by the Buyer of the Leveraged Tax Lease Business (as such term is defined in the Purchase Agreement), the Lender and the Borrower shall enter into a liquidity facility for the purpose of covering liquidity risk arising out of the “strip coverages” identified in FSA’s Quarterly Report on Form 10-Q filed with the SEC for the fiscal quarter ended September 30, 2008; and

WHEREAS, subject to and upon the terms and conditions herein set forth, the Lender is willing to make available to the Borrower the liquidity facility provided for herein.

NOW, THEREFORE, in consideration of the foregoing, the parties hereto covenant and agree as follows:

SECTION 1.

DEFINITIONS AND PRINCIPLES OF CONSTRUCTION.

1.01         Defined Terms. Capitalized terms used herein but not defined herein shall have the meaning specified in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Affected Collateral” shall mean (a) with respect to any Event of Default under Section 10.01 with respect to a Loan, the Collateral securing such Loan or (b) with respect to any Event of Default under Sections 10.02 or 10.03, all Collateral.

“Affiliate” shall mean, with respect to any Person, any other Person (other than an individual) directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall mean this Strip Coverage Liquidity and Security Agreement, as modified, supplemented or amended from time to time.

“Agreement Default” shall have the meaning provided in clause (b) of the final paragraph of Section 10.

“Alternative Rating Agency Condition” shall mean, with respect to any Person and with respect to any event or circumstance, that:

(a)           such Person has used commercially reasonable efforts to cause the applicable Rating Agency to provide a written confirmation that the occurrence of such event or circumstance will not cause such Rating Agency to downgrade or withdraw its Rating assigned to such Person;

(b)           such Rating Agency has indicated to DCL and FSA, orally or in writing that, as a matter of policy, such Rating Agency will not issue the written confirmation referred to in clause (a) above;

(c)           such Person has provided such Rating Agency with the documents and other information as such Rating Agency requests in order for such Rating Agency to evaluate the effect of such event or circumstance on the Rating of such Person;

(d)           more than 30 Business Days have elapsed since the date on which all such documents and information have been provided to such Rating Agency; and

(e)           during such 30-Business Day period, such Rating Agency has not (i) downgraded or withdrawn the Rating of such Person as a result of such event or circumstances or (ii) indicated to DCL and FSA that such event or circumstance would have negative implications for its Rating of such Person.

Notwithstanding the foregoing, (a) the Alternative Rating Agency Condition will not apply to FSA if (x) FSA requests that DCL waive the Alternative Rating Agency Condition and (y) DCL consents to such waiver (with such consent not to be unreasonably withheld) and (b) the Alternative Rating Agency Condition will not apply to DCL if (x) DCL requests that FSA waive the Alternative Rating Agency Condition and (y) FSA consents to such waiver (with such consent not to be unreasonably withheld).

“Assured” shall have the meaning provided in the first recital of this Agreement.

“Bankruptcy Code” shall have the meaning provided in Section 10.02.

“Base Consolidated Net Worth” means an amount equal to 75% of the Consolidated Net Worth as of the Financial Cutoff Date.

“Borrower” shall have the meaning provided in the first paragraph of this Agreement, and shall also mean each successor and assign and purchaser of substantially all of the assets thereof that has assumed the obligations of the Borrower hereunder in accordance with the terms of this Agreement.

“Borrower Change of Control” shall mean and include the occurrence of any of the following events: any Person, entity or “group” (within the meaning of Section 13(d) or 14(d) of the Securities Exchange Act of 1934), other than Assured or one of its Affiliates, individually or taken as a whole, (a) shall have acquired beneficial ownership of 50% or more of any outstanding class of capital stock of the Borrower having ordinary voting power in the election of directors or (b) shall have obtained the power (whether or not exercised) to elect the majority of the Board of Directors of the Borrower; provided that this definition of “Borrower Change of Control” shall exclude any Borrower Change of Control that would otherwise result from a transaction permitted by Section 9.01.

“Borrowing” shall mean the borrowing of a Loan from the Lender to fund a Strip Policy Claim on a given date.

“Borrowing Date” shall mean any date on which a Borrowing occurs.

“Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close.

“Buyer” shall have the meaning provided in the first recital of this Agreement.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.

“Collateral” shall have the meaning set forth in Section 12.01.

“Commitment” shall mean the Lender’s commitment under Section 2.01 to make Loans to the Borrower in accordance with the terms and subject to the conditions of this Agreement in an aggregate principal amount not to exceed the Commitment Amount as of such date.

“Commitment Amount” shall mean $1,000,000,000, as such amount may be reduced from time to time pursuant to Section 3.02, 3.03 or 10.

“Commitment Commission” shall have the meaning provided in Section 3.01(a).

“Commitment Commission Percentage” shall have the meaning provided in Section 3.01(a).

“Commitment Termination Date” shall mean the earliest of (a) the date a Borrower Change of Control occurs, (b) the date the Commitment Amount is reduced to zero in accordance with Section 3.02, 3.03 or 10 and (c) January 31, 2042.

“Consolidated Long Term Debt” shall mean, on any date of determination, the total Indebtedness of the Borrower and its Consolidated Subsidiaries having a maturity of one year or more from the date of its creation, and shown or reflected as “long-term indebtedness” on the consolidated balance sheet of the Borrower as of the most recent fiscal quarter end immediately preceding such date of determination for which consolidated financial statements of the Borrower have been issued, and determined in accordance with GAAP; provided that “Consolidated Long Term Debt” shall not include (a) any Indebtedness of or related to each variable interest entity that the Borrower and its Consolidated Subsidiaries are required to consolidate (including, without limitation, pursuant to FASB Interpretation No. 46R — Consolidation of Variable Interest Entities: an interpretation of ARB No. 51 (December 2003) (or any amendment, supplement or restatement thereof)), (b) any Indebtedness of the Borrower and its Consolidated Subsidiaries under the Existing Soft Capital Facility or any other Soft Capital Indebtedness, (c) any Indebtedness of the Borrower and its Consolidated Subsidiaries existing on the Effective Date (and any and all refinancings thereof) and (d) any of the Obligations.

“Consolidated Net Income (or Loss)” shall mean, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries on a consolidated basis in each case shown for such period as shown on the consolidated financial statements of the Borrower and determined in accordance with GAAP; provided the effect of any and all accumulated other comprehensive income and losses and all Unrealized Gains and Losses shall be excluded from the definition of Consolidated Net Income (or Loss).

“Consolidated Net Worth” shall mean, on any date of determination, (a) the total consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries plus (b) amounts classified as “Preferred Stock of Subsidiary,” or minority interest, in each case as shown or reflected on the consolidated balance sheet of the Borrower as of the most recent fiscal quarter ending on or immediately preceding such date of determination for which consolidated financial statements of the Borrower have been issued, and determined in accordance with GAAP plus (c), to the extent deducted in computing the total consolidated stockholders’ equity of the Borrower and its Consolidated Subsidiaries, any losses, reserves or other liabilities which the Borrower reflects in its financial statements on account of losses, loss adjustment expenses or expected losses relating to the Medium Term Note Business (as defined in the Purchase Agreement); provided (x) the effect of any and all accumulated other comprehensive income and losses shall be excluded from the definition of Consolidated Net Worth and (y) for all purposes, other than calculation of Consolidated Net Worth on the Financial Cutoff Date, the effect of any and all Unrealized Gains and Losses shall be excluded from the definition of Consolidated Net Worth.

“Consolidated Subsidiaries” shall mean, as to any Person, all Subsidiaries of such Person which are consolidated with such Person for financial reporting purposes in accordance with GAAP.

“Contingent Obligation” shall mean, as to any Person, any payment obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases or other obligations (“primary obligations”) of any other Person other than a Consolidated Subsidiary (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation and without duplication, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the holder of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided that the term Contingent Obligation shall not include (1) endorsements of instruments for deposit or collection in the ordinary course of business or (2) obligations under or created by or in connection with insurance contracts, credit default swaps or similar arrangements entered into in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Credit Documents” shall mean this Agreement and each Note.

“Credit Event” shall mean the making of any Loan.

“Cure Period” means, with respect to a payment default under Section 10.01, five Business Days following receipt by the Borrower of written notice from the Lender of such default (or, in the case of any nonpayment resulting from an administrative or operational error or omission or a force majeure, eight Business Days following the Borrower’s receipt of notice of such default; provided, however, that the Borrower has provided notice to the Lender no later than the third Business Day after receipt of such notice of default that such nonpayment has occurred due to administrative or operational error or omission or a force majeure).

“DCL” shall have the meaning provided in the first paragraph of this Agreement.

“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.

“Direct Payment” shall mean with respect to any Borrowing, a payment in immediately available funds directly to the account into which the Borrower is required to make payments under the Strip Policy related to such Borrowing.

“Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.

“Effective Date” shall mean the date first written above.

“EMMA” shall mean the Electronic Municipal Market Access system.

“Event of Default” shall have the meaning provided in Section 10.

“Existing Soft Capital Facility” shall mean the $350,000,000 soft capital facility provided pursuant to the Third Amended and Restated Credit Agreement, dated as of April 30, 2005, among FSA, FSA OK, various banks and Bayerische Landesbank acting through its New York Branch individually and as Agent, as amended, supplemented or otherwise modified from time to time.

“Fees” shall mean all amounts payable pursuant to or referred to in Section 3.01.

“Financial Cutoff Date” means the last day of the fiscal quarter immediately prior to the Effective Date; provided, however, that if the Effective Date occurs on the last day of a fiscal quarter, then the “Financial Cutoff Date” shall be the Effective Date.

“Fitch” means Fitch, Inc.

“FSA” shall have the meaning provided in the first paragraph of this Agreement, and each successor and assign thereof.

“FSA OK” shall mean FSA Insurance Company, a corporation organized under the laws of Oklahoma.

“FSA UK” shall mean Financial Security Assurance (U.K.) Limited.

“GAAP” shall mean generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied; provided that if the Borrower adopts the use of IFRS, for financial reporting purposes, then references to GAAP shall be deemed to mean IFRS.

“Hedging Agreement” shall mean any financial futures contracts, agreement to purchase and sell (or write) exchange listed or over-the-counter put and call options on securities, fixed income indices, foreign exchange contracts, currency swap agreements, mortgage swap agreements, agreements to purchase securities on a when issued or delayed delivery basis, short sales of U.S. governmental securities and financial futures contracts reasonably established by a Person to have been entered into for hedging, duration management and/or risk management purposes.

“IFRS” means the International Financial Reporting Standards adopted by the International Accounting Standards Board.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness (including principal, interest, fees and charges) of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the amount available to be drawn under all letters of credit issued for the account of such Person and all drafts drawn and unreimbursed thereunder, (iii) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person, (iv) the aggregate amount required to be capitalized under leases under which such Person is the lessee and (v) all Contingent Obligations of such Person; provided that, the term Indebtedness with respect to any Person shall not include (a) any indebtedness of a Person that is not required to be classified as indebtedness on such Person’s balance sheet in accordance with GAAP, (b) intercompany indebtedness, and (c) indebtedness constituting the purchase price of goods used in the ordinary course of business.

“Initial Supplemental Calculation Date” means the fifth anniversary of the Financial Cutoff Date.

“Interest Rate” shall mean, for each Loan, the lesser of (a) the stated rate per annum to be charged to lessees or sub-lessees by the Borrower in connection with the related Strip Policy associated with such Loan for claims paid by (or on behalf of) the Borrower under such Strip Policy (without giving effect to any reduction by the Borrower of such stated rate after the Effective Date) and (b) the maximum rate permissible under applicable usury or similar laws limiting interest rates.  The same day counting convention applied in determining the interest rate charged to lessees or sub-lessees, as the case may be, will also apply in calculating the Interest Rate for purposes of this Agreement.

“Lender” shall have the meaning provided in the first paragraph of this Agreement, and shall also include each transferee and assignee thereof that has assumed the obligations of the Lender hereunder in accordance with the terms of this Agreement.

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the Uniform Commercial Code of any jurisdiction or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing), but shall expressly exclude any Hedging Agreement or Repurchase Agreement.

“Loan Maturity Date” shall mean, with respect to each Loan, the second anniversary of the date of the Borrowing of such Loan.

“Loans” shall have the meaning set forth in Section 2.01.

“Margin Stock” shall have the meaning provided in Regulations T, U and X of the Board of Governors of the Federal Reserve System.

“Material Subsidiaries” shall mean each of FSA UK and FSA OK, and for the avoidance of doubt, “Material Subsidiaries” shall not mean or include any successor (by merger, consolidation or otherwise) or assign of FSA UK or FSA OK, any of their respective Subsidiaries or any other Subsidiary of the Borrower.

“Moody’s” shall mean Moody’s Investors Service, Inc.

“Non-Excluded Taxes” shall mean any Taxes other than Taxes imposed on the Lender (i) by any governmental authority under the laws of which the Lender, as applicable, is organized or in which it maintains its applicable lending office, or (ii) as a result of any present or former connection between the Lender and the relevant taxing jurisdiction other than any such connection arising solely as a result of the Lender having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement.

“Note” shall have the meaning provided in Section 2.05(a).

“Notice of Borrowing” shall have the meaning provided in Section 2.03.

“Notice of Claim” shall have the meaning provided in Section 2.01.

“Obligations” shall mean all amounts owing to the Lender pursuant to the terms of this Agreement or any other Credit Document.

“Office” shall mean the office of the Lender and the Borrower as set forth on Schedule I hereto, or such other office as the related Person may hereafter designate in writing to the other party hereto.

“Other Taxes” shall have the meaning provided in Section 4.04(b).

“Person” shall mean any individual, partnership, joint venture, firm, corporation, limited liability company, association, trust or other enterprise or any government or political subdivision or any agency, department or instrumentality thereof.

“Pledge and Administration Agreement” shall have the meaning provided in the Separation Agreement.

“Purchase Agreement” shall have the meaning provided in the first recital of this Agreement.

“Rating” shall mean, with respect to any Person and any date of determination, either (a) the claims-paying ability, insured financial strength or insurer financial strength rating given by a Rating Agency with respect to such Person on and as of such date, if such Person is an insurance company, or (b) the long-term unsecured debt rating given by a Rating Agency with respect to such Person on and as of such date, if such Person is not an insurance company, as applicable.

“Rating Agency” shall mean any of Moody’s, Fitch or S&P.

“Rating Agency Condition” means, with respect to any Person and with respect to any event or circumstance, (a) written confirmation by each Rating Agency that the occurrence of such event or circumstance will not cause such Rating Agency to downgrade or withdraw its Rating assigned to such Person or (b) (i) written confirmation by two Rating Agencies that the occurrence of such event or circumstance will not cause such Rating Agencies to downgrade or withdraw their respective Ratings assigned to such Person and (ii) with respect to the remaining Rating Agency, satisfaction of the Alternative Rating Agency Condition with respect to such Person. Notwithstanding the foregoing, the Rating Agency Condition with respect to any event or circumstance shall not be satisfied in the event that any Rating Agency indicates in writing that such event or circumstance would adversely affect its Ratings of, or its outlook on its Ratings of, such Person.

“Ratings Event” means, with respect to the Borrower and any date of determination, that the Rating of the Borrower is reduced on or as of such date to below Investment Grade by two or more Rating Agencies. As used herein, the term “Investment Grade”means “BBB-” by S&P, “Baa3” by Moody’s and “BBB-” by Fitch.

“Recoveries” shall mean, with respect to any Strip Policy Claim in respect of which a Borrowing has been made hereunder, the Borrower’s right to repayment of any and all moneys and other payments, property and other consideration and compensation received or receivable by or for the account of the Borrower or its Affiliates at such time (excluding the aggregate amount of any and all moneys, payments, property, consideration and compensation paid or payable to any Person other than the Borrower or an Affiliate of the Borrower, under reinsurance agreements (whether facultative or treaty) and similar arrangements) and all other rights of the Borrower in respect of, or arising out of, the payment of such Strip Policy Claim by the Borrower under the related Strip Policy and all premiums received by the Borrower in respect of such Strip Policy (but only if such Strip Policy Claim was paid from the proceeds of a Borrowing prior to receipt of such premiums), whether such rights arise under (a) such Strip Policy, any reimbursement agreement, guaranty, letter of credit, mortgage, security agreement, pledge agreement or other contract, agreement or arrangement, (b) any account or account receivable, (c) any compromise, settlement or similar arrangement, (d) any voluntary payment or gift, (e) any payments received by the Borrower under any reinsurance of such Strip Policy (for the avoidance of doubt, reinsurance payments received will be subject to the rights of the related reinsurer), (f) any contractual, statutory, common law or other right of subrogation, (g) any realization upon any mortgage, security interest or other Lien, (h) any cause of action, whether sounding in tort, contract or otherwise, and any judicial, arbitration or other proceeding by or before any court, agency, tribunal, association or other governmental or private body, or (i) any other legal or equitable right or claim, whether or not similar to the foregoing, less the out of pocket costs and expenses, including without limitation attorneys fees and court costs, reasonably incurred by the Borrower in connection with the collection or other realization of such moneys and other payments, property and other consideration and compensation (including by liquidation).

“Register” shall have the meaning provided in Section 13.04(b).

“Related Agreements” shall mean the Purchase Agreement, the “Transaction Documents” (as such term is defined in the Pledge and Administration Agreement) and the “Separation Documents” (as such term is defined in the Separation Agreement).

“Replacement Lender” shall have the meaning provided in Section 2.08.

“Representation Breach” shall have the meaning provided in clause (a) of the final paragraph of Section 10.

“Repurchase Agreement” shall mean any agreement to purchase an asset presently and to sell such asset to a third party in the future or any agreement to sell an asset presently and to repurchase such asset from a third party in the future.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Seller” shall have the meaning provided in the first recital of this Agreement.

“Separation Agreement” means that certain Separation Agreement, dated 1, 2009, by and among DCL, Financial Security Assurance International Ltd., FSA, Premier International Funding Co. and FSA Global Funding Limited.

“Soft Capital Indebtedness” means indebtedness of a Person which is limited recourse to such Person and in the nature (as to its purpose and limited recourse structure) of that existing Indebtedness of FSA under the Existing Soft Capital Facility.

“Strip Policy” shall mean each financial guaranty insurance policy that was issued by the Borrower or an Affiliate or Subsidiary thereof with respect to the equity strip portion of a leveraged tax lease transaction, and was outstanding as of November 13, 2008, and including, without limitation, all such policies listed on Schedule II attached hereto, but excluding any Strip Policies released from this Agreement in accordance with Section 12.04.

“Strip Policy Claim” shall mean, with respect to any Strip Policy, any claim for payment made under such Strip Policy by a Holder (as such term is defined in the related Strip Policy).

“Subsequent Supplemental Calculation Date” means each anniversary of the Initial Supplemental Calculation Date.

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest and the ability to direct such partnership, association, joint venture or other entity at the time.

“Supplemental Calculation Date” means the Initial Supplemental Calculation Date or any Subsequent Supplemental Calculation Date, as applicable.

“Supplemental Consolidated Net Worth Amount” means, on any Supplemental Calculation Date, an amount equal to the product of:

(a)                                  the greater of (i) zero and (ii) 25% of the aggregate of Consolidated Net Income (or Loss) for the period beginning on the first day after the Financial Cutoff Date and ending on the fifth anniversary of the Financial Cutoff Date, and

(b)                                 a fraction, the numerator of which is the Commitment Amount as of such Supplemental Calculation Date and the denominator of which is $1,000,000,000.

“S&P” shall mean Standard & Poor’s Ratings Services.

“Taxes” shall mean any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Total Capitalization” means, on any date of determination, the Consolidated Net Worth as of such date  plus the Consolidated Long Term Debt as of such date.

“UCC” means the Uniform Commercial Code as in effect in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“United States” and “U.S.” shall each mean the United States of America.

“Unrealized Gains and Losses” means unrealized gains and losses relating to derivative instruments and securities held in portfolios and deemed available for sale.

“Unutilized Commitment” shall mean, at any time, the Commitment Amount as of such date less the aggregate outstanding principal amount of all Loans as of such time.

“Utilization Commission” shall have the meaning provided in Section 3.01(b).

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest and the ability to direct such partnership, association, joint venture or other entity at such time.

1.02        Principles of Construction.  (a) All references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Agreement unless otherwise specified.  Any definition of or reference to any agreement, instrument or other document in or to this Agreement shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein).  The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  Unless the context requires otherwise, any reference herein to any Person shall be construed to include such Person’s successors and assigns.

(b)           All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

SECTION 2.

AMOUNT AND TERMS OF CREDIT.

2.01        The Loans.  Subject to and upon the terms and conditions set forth herein, the Lender agrees, at any time and from time to time prior to, but excluding, the Commitment Termination Date, upon request of the Borrower, to make loans in Dollars to the Borrower to finance payment of Strip Policy Claims (any such loan made in Dollars by the Lender to the Borrower with respect to a Strip Policy Claim, a “Loan” and all Loans made by the Lender, the “Loans”), which Loans are to be repaid and may be prepaid in accordance with the provisions hereof; provided that the aggregate principal amount of Loans outstanding under this Agreement as of any date shall at no time exceed the Commitment Amount as of such date and no individual Borrowing shall exceed that amount stated in the notice of claim delivered to the Borrower under the related Strip Policy (the “Notice of Claim”).  Amounts borrowed under this Section 2.01 may not be reborrowed.  Subject to the provisions of this Section 2, more than one Borrowing may occur on the same date.  Notwithstanding anything contained herein to the contrary, each Loan shall be deemed to be a separate tranche of loans hereunder and the use of “Loans” shall mean all such tranches.  For the avoidance of doubt, to the extent there are multiple Strip Policy Claims under a Strip Policy, then multiple Loans may be requested with respect to such Strip Policy but without duplication of other amounts borrowed to pay the same claim amount.

2.02        Amount of Each Borrowing.  The aggregate principal amount of each Borrowing hereunder shall be the amount set forth in the related Notice of Borrowing and may not exceed the amount of the claim stated in the relevant Notice of Claim.

2.03        Notice of Borrowing.  Whenever the Borrower desires to make or arrange for a Borrowing of Loans hereunder, it shall give the Lender at its Office at least one Business Day’s prior notice of each Loan to be made hereunder; provided that any such notice shall be deemed to have been given on a certain day only if given before 3:00 P.M. (New York time) on such day.  Each such notice (each a “Notice of Borrowing”) shall be in the form of Exhibit A attached hereto, appropriately completed and including the attachments identified therein.

2.04        Disbursement of Funds.  No later than 10:00 A.M. (New York time) on the date specified as the “Business Day of the Proposed Borrowing” in the related Notice of Borrowing, the Lender will make available to the Borrower, through the Lender’s Office, Loans (or, at the request of the Borrower in the relevant Notice of Borrowing, the Lender will make a Direct Payment) in Dollars and in immediately available funds, in the amount requested by the Borrower in such Notice of Borrowing.

2.05        Note.  (a) The Borrower’s obligation to pay the principal of, and interest on, the Loans made by the Lender shall be evidenced by a promissory note duly executed and delivered by the Borrower, substantially in the form of Exhibit B attached hereto, with blanks appropriately completed in conformity herewith (the “Note”).

(b)           The Note issued to the Lender shall (i) be executed by the Borrower, (ii) be payable to the order of the Lender and be dated the Effective Date, (iii) be in a stated principal amount equal to the amount of the Commitment of the Lender and be payable in the outstanding principal amount of the Loan evidenced thereby, (iv) mature, with respect to each Loan evidenced thereby, on the applicable Loan Maturity Date, (v) bear interest as provided in the appropriate clause of Section 2.07 in respect of the Loan evidenced thereby, (vi) be subject to mandatory repayment as provided in Section 4.02 and (vii) be entitled to the benefits of this Agreement and the other Credit Documents.

(c)           The Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of the Note, endorse on the reverse side thereof the outstanding principal amount of the Loan evidenced thereby.  Failure to make any such notation shall not affect the Borrower’s obligations in respect of such Loans.

2.06        Reserved.

2.07        Interest.  (a) The Borrower agrees to pay interest in respect of the unpaid principal amount of each Loan from the date the proceeds thereof are made available to the Borrower until the date such Loan is paid in full (whether by acceleration or otherwise) at a rate per annum which shall be equal to the Interest Rate associated with such Loan.  The Lender shall determine the Interest Rate as applicable for each Loan as such Interest Rate may change from time to time, and shall promptly notify the Borrower.  Each such determination shall, absent demonstrable error, be final and conclusive and binding on all parties hereto.  The Borrower and the Lender will act promptly in good faith to resolve and pay to each other, as applicable, disputed Interest Rate amounts.

(b)           Overdue principal and, to the extent permitted by law, overdue interest in respect of each Loan of the Borrower and any other overdue amount payable by the Borrower hereunder shall bear interest at a rate per annum equal to 2% per annum in excess of the Interest Rate associated with the related Loan in effect from time to time (or, in the case of other overdue amounts payable, the highest Interest Rate then in effect on the related Loan plus a margin of 2% per annum); provided that, to the extent permitted by law, no Loan shall bear interest after maturity at a rate per annum less than 2% in excess of the rate of interest applicable thereto at maturity.

(c)           Accrued (and theretofore unpaid) interest shall be payable (i) quarterly in arrears on the last Business Day of each March, June, September and December of each year, and (ii) in respect of each Loan, at maturity of such Loan (whether by acceleration or otherwise) and, after such maturity, on demand.

2.08        Change of Office.    The Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 4.04 with respect to the Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of the Lender) to designate another Office for any Loans affected by such event, provided that such designation is made on such terms that such designation will not subject the Lender to any material unreimbursed cost or expense and will not otherwise be materially disadvantageous to it, with the object of avoiding the consequence of the event giving rise to the operation of any such Section.  If, after such reasonable efforts, the Lender does not so designate a different one of its Offices so as to eliminate the Borrower’s obligation to pay any future amounts to the Lender pursuant to Section 4.04, then the Borrower (without prejudice to any amounts then due to the Lender under Section 4.04) may, unless prior to the effective date of any such assignment the Lender withdraws its request for such additional amounts under Section 4.04, designate another Lender reasonably acceptable to the Lender to purchase the Loans owed to the Lender and the Lender’s Commitments hereunder (a “Replacement Lender”), the Lender shall assign to the Replacement Lender its Loans, pursuant to an assignment and assumption agreement in form and substance reasonably satisfactory to the Borrower, and upon such purchase by the Replacement Lender, such Replacement Lender shall be deemed to be the “Lender” for purposes of this Agreement and, subject to Section 13.04, the selling Lender shall cease to be the “Lender” for purposes of this Agreement.  Nothing in this Section 2.08 shall affect or postpone any of the obligations of the Borrower or the rights of the Lender provided in Section 4.04.

2.09        Strip Policies.  The Lender represents and warrants that the Strip Policies identified on Schedule II of this Agreement includes all Strip Policies outstanding on the Closing Date and is true, correct and complete in all material respects; provided, that the Lender shall not be liable for any amendment to such Schedule II if such amendment does not cause the aggregate amount of coverage under the Strip Policies during any calendar month to exceed the amount set forth for such calendar month under the column entitled “Aggregate Strip Policy Exposure” on Schedule III.

SECTION 3.

COMMISSIONS; FEES; REDUCTIONS OF COMMITMENT.

3.01        Fees.

(a)           The Borrower agrees to pay to the Lender a commitment commission (the “Commitment Commission”) for the period from the Effective Date to the Commitment Termination Date equal to the Commitment Commission Percentage, as indicated below, for the relevant day multiplied by the Unutilized Commitment of the Lender for such day, divided by 360.  Any Commitment Commission shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the Commitment Termination Date.  For purposes hereof, the “Commitment Commission Percentage” shall mean either (a) during any period when the Borrower’s Ratings are not below Baa2 by Moody’s, not below BBB by S&P and not below BBB by Fitch, 0.625% per annum or (b) during all other periods, 1.00% per annum.  Any change in the Commitment Commission Percentage shall take effect on the date of the relevant Ratings change.

(b)           The Borrower agrees to pay to the Lender a utilization commission (the “Utilization Commission”) during any period when the aggregate principal amount of Loans outstanding is greater than 50% of the Commitment Amount as of such date, computed at a rate of 0.10% per annum on the daily average of such outstanding amounts.  Any Utilization Commission shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December of each year and on the Commitment Termination Date.

(c)           The Borrower agrees to pay to the Lender, on the Effective Date, a fee equal to 0.02% of the Commitment Amount as of the Effective Date.

3.02        Voluntary Reduction of Commitment.  Upon at least five Business Days’ prior notice to the Lender at its Office, the Borrower shall have the right, without premium or penalty, to reduce the Commitment Amount as of such date in whole or in part in integral multiples of $1,000,000 (or such lesser amount if the Commitment Amount is being reduced to $0).

3.03        Mandatory Reduction of Commitments.  (a) On the first day of each calendar month set forth in the column labeled “Period Beginning” on Schedule III attached hereto, the Commitment Amount shall be reduced to the amount set forth opposite such date under the column heading “Initial Maximum Commitment Amount,” subject to the adjustment of such amount as described in Section 3.03(d).

(b)              If the Borrower’s Consolidated Net Worth as of the fifth anniversary of the Financial Cutoff Date is less than the sum of (a) the Base Consolidated Net Worth plus (b) the Supplemental Consolidated Net Worth Amount as of the Initial Supplemental Calculation Date, then the Commitment Amount shall be reduced to $750,000,000, and shall be amortized pursuant to Section 3.03(d).

(c)              The Commitment of the Lender to make a Loan shall terminate in its entirety on the Commitment Termination Date.

(d)              With respect to any reduction of the Commitment Amount pursuant to Section 3.02 or Section 3.03(b) (the Commitment Amount after such reduction being referred to as the “Reduced Commitment Amount”), the “Initial Maximum Commitment Amount” as shown on Schedule III for each calendar month subsequent to the calendar month in which such reduction occurred shall be deemed to be reduced to an amount equal to the product of (i) the Initial Maximum Commitment shown on Schedule III for such subsequent calendar month times (ii) a fraction, the numerator of which is the Reduced Commitment Amount and the denominator of which is the “Initial Maximum Commitment Amount” shown on Schedule III opposite the calendar month in which such reduction occurred.

SECTION 4.

PREPAYMENTS; PAYMENTS.

4.01        Voluntary Prepayments.  The Borrower shall have the right to prepay the Loans made to it, without premium or penalty, in whole or in part from time to time; provided, that (i) the Borrower shall give the Lender at its Office at least three Business Days’ prior notice of its intent to prepay any Loans and the amount of such prepayment; (ii) the minimum amount of each prepayment shall be no less than $1,000,000 (or if less, the outstanding principal amount of a Loan if the entire amount of such Loan is being prepaid); and (iii) each prepayment in respect of any Loan made pursuant to a Borrowing shall be applied by the Lender first to any accrued and unpaid interest on the corresponding Loan and then to principal on such corresponding Loan.

4.02        Mandatory Payments.  The Borrower shall make mandatory repayments of the Loans to the Lender as follows:

(a)           within 10 Business Days of receipt of any Recoveries paid, reimbursed or otherwise credited to or for the benefit of the Borrower in connection with any Strip Policy Claim related to a Loan, the Borrower shall repay such Loan in an amount equal to the lesser of (i) the outstanding principal balance of such Loan on such date and (ii) the amount of such Recoveries;

(b)           on the Loan Maturity Date for any Loan, the Borrower shall repay such Loan in full;

(c)           if on any date the outstanding principal amount of all Loans exceeds the Commitment Amount on such date, the Borrower shall repay the Loans in the amount of such excess (such repayment to be applied among the Loans in accordance with the direction of the Borrower);

(d)           if a Borrower Change of Control has become effective, then: (i) if the Rating Agency Condition has been satisfied with respect to such Borrower Change of Control, the Borrower shall repay the Loans in full not later than the 365th day following the effectiveness of such Borrower Change of Control or (ii) if a Rating Agency Condition has not been satisfied with respect to such Borrower Change of Control, then the Borrower shall repay the Loans in full on the date such Borrower Change of Control shall become effective,

(e)           on the date any Loans are accelerated in accordance with Section 10, the Borrower shall repay all such Loans in full, and

(f)            if the Borrower agrees to reduce the principal amount of any repayment right of the Borrower in respect of, or arising out of, the payment of a Strip Policy Claim, then, within 10 Business Days following such reduction, the Borrower shall repay that portion of the outstanding principal of the related Loan equal to the amount of such reduction.

All repayments of Loans shall include payment of accrued and unpaid interest on the amount of such Loan repaid.  Amounts paid pursuant to this Section shall be credited first to accrued and unpaid interest on the corresponding Loan and then to principal on such corresponding Loan.

4.03        Method and Place of Payment.  (a) Except as otherwise specifically provided herein, all payments made by the Borrower under this Agreement or any Note shall be made to the Lender not later than 12:00 P.M. (New York time) on the date when due and shall be made in Dollars in immediately available funds at the Lender’s Office.  Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.

4.04        Net Payments.  (a)  All payments made by the Borrower hereunder or under any Note will be made without setoff, counterclaim or other defense.  Except as provided in Section 4.04(d), all such payments will be made free and clear of, and without deduction or withholding for, any Non-Excluded Taxes.  If any Non-Excluded Taxes are so levied or imposed, the Borrower agrees to pay the full amount of such Non-Excluded Taxes and such additional amounts as may be necessary so that every payment of all amounts due hereunder or under any Note, after withholding or deduction for or on account of any Non-Excluded Taxes, will not be less than the amount provided for herein or in such Note.  The Borrower will furnish to the Lender within 45 days after the date the payment of any Non-Excluded Taxes is due pursuant to applicable law certified copies of tax receipts evidencing such payment by the Borrower.  Notwithstanding the foregoing, the Borrower shall not be required to pay additional amounts with respect to any payment of principal, interest or any other amounts on, any Note to any holder who is a fiduciary or partnership or other than the sole beneficial owner of such Note to the extent such payment would be required by the laws of the relevant taxing jurisdiction (or any political subdivision or relevant taxing authority thereof or therein) to be included in the income for tax purposes of a beneficiary or partner or settler with respect to such fiduciary or a member of such partnership or a beneficial owner who would not have been entitled to such additional amounts had it been the holder of such Note.

(b)           The Borrower shall pay any and all present and future stamp and other similar taxes (“Other Taxes”) imposed in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein to the relevant governmental authority imposing such Other Taxes in accordance with applicable law.

(c)           Subject to Section 4.04(d), the Borrower shall indemnify the Lender for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on the Lender.  Promptly upon having knowledge that any such Non-Excluded Taxes or Other Taxes have been levied, imposed or assessed, and promptly upon notice thereof by the Lender, the Borrower shall pay such Non-Excluded Taxes or Other Taxes directly to the relevant governmental authority.  In addition, the Borrower shall indemnify the Lender for any incremental Taxes that may become payable by the Lender as a result of any failure of the Borrower to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate governmental authority; provided that if the Lender fails to notify the Borrower of the imposition of any Non-Excluded Taxes or Other Taxes within 120 days following its receipt of actual written notice of the imposition of such Non-Excluded Taxes or Other Taxes, the Borrower will not have an obligation to pay any such incremental Taxes attributable to the period beginning after such 120th day and ending 7 days after the Borrower receives notice from the Lender.

(d)           Each Lender that is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes agrees (i) in the case of any such Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code and that constitutes a Lender hereunder on the Effective Date, to provide to the Borrower on or prior to the Effective Date two original signed copies of Internal Revenue Service Form W-8 ECI or Form W-8 BEN certifying to such Lender’s entitlement to an exemption from United States withholding tax with respect to payments to be made under this Agreement and under any Note, (ii) in the case of any such Lender that is a “bank” within the meaning of Section 881(c)(3)(A) of the Code, that, (A) with respect to a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), upon the date of such assignment or transfer to such Lender, and (B) to the extent legally entitled to do so, with respect to any such Lender, from time to time upon the reasonable written request of the Borrower after the Effective Date, such Lender will provide to the Borrower within 60 days of such request two original signed copies of Internal Revenue Service Form W-8 ECI or Form W-8 BEN (or any successor forms) certifying to such Lender’s entitlement to an exemption from, or reduction in, United States withholding tax with respect to payments to be made under this Agreement and under any Note, (iii) in the case of a Lender other than a Lender described in clause (i) or (ii) above and that constitutes a Lender hereunder on the Effective Date, to provide to the Borrower on or prior to the Effective Date, two accurate and complete original signed copies of Internal Revenue Service Form W-8 BEN, certifying to such Lender’s entitlement at the date of such certificate, to an exemption from U.S. withholding tax under the provisions of Section 881(c) of the Code with respect to payments to be made under this Agreement and under any Note and (iv) in the case of any such Lender (other than a Lender described in clause (i) or (ii) above), (A) with respect to a Lender that is an assignee or transferee of an interest under this Agreement pursuant to Section 13.04(b) (unless the respective Lender was already a Lender hereunder immediately prior to such assignment or transfer), upon the date of such assignment or transfer to such Lender, and (B) to the extent legally entitled to do so, with respect to any such Lender, from time to time upon the reasonable written request of the Borrower after the Effective Date, to provide to the Borrower within 60 days of such request such other forms as may be required in order to establish the entitlement of such Lender to an exemption from withholding with respect to payments under this Agreement and under any Note.  Notwithstanding anything to the contrary contained in this Section 4.04(d), the Borrower shall be entitled, to the extent it is required to do so by law, to deduct or withhold Taxes imposed by the United States (or any political subdivision or taxing authority thereof or therein) from interest, fees or other amounts payable hereunder (without any obligation to pay the respective Lender additional amounts with respect thereto) for the account of any Lender which is not a United States person (as such term is defined in Section 7701(a)(30) of the Code) for U.S. Federal income tax purposes and which has not provided to the Borrower such forms required to be provided to the Borrower pursuant to the first sentence of this Section 4.04(d) (or to the extent such forms do not establish a complete exemption from such withholding), unless the failure to deliver such forms pursuant to clause (ii)(B) or (iv)(B) above is due to a change in any applicable statute, treaty, regulation or other applicable law or any interpretation of any of the foregoing occurring after the date hereof, which change rendered such Lender no longer legally entitled to deliver such forms or rendered the information provided in such forms untrue or inaccurate in any material respect.

(e)           In the event that the Lender receives a payment from the Borrower with respect to Taxes pursuant to this Section 4.04, and the Borrower makes a written request to the Lender for its cooperation, the Lender shall cooperate with the Borrower in challenging such Taxes, provided that (i) the Lender reasonably determines in good faith that it will not suffer any adverse effect as a result thereof, (ii) all costs of such challenge are for the account of the Borrower, and (iii) the Borrower delivers to the Lender an opinion of counsel reasonably satisfactory to the Lender to the effect that there is substantial authority (within the meaning of Code section 6662(d)(2)(B)(i)) to prevail on such refund claim.

SECTION 5.

CONDITIONS PRECEDENT TO EFFECTIVENESS.

This Agreement shall become effective subject to the satisfaction (or waiver by the Lender) of the following conditions:

5.01        Execution of Agreement.  The Borrower and the Lender shall have signed a copy of this Agreement (whether the same or different copies).

5.02        Closing.  The Closing (as defined in the Purchase Agreement) shall have occurred.

5.03        Note.  The Lender shall have received a Note, executed by the Borrower in the amount, maturity and as otherwise provided herein.

SECTION 6.

CONDITIONS PRECEDENT TO ALL CREDIT EVENTS.

The obligation of the Lender to make any Loan is subject to the satisfaction of the following conditions at the time of the related Credit Event:

6.01        Effectiveness.  The Effective Date shall have occurred.

6.02        No Default.            No Default or Event of Default shall have occurred and be continuing on the date of such Credit Event.

6.03        Representations and Warranties.  The representations and warranties of the Borrower under this Agreement shall be accurate and complete in all material respects on the date of such Credit Event.

6.04        Covenants.  The Borrower shall not have (i) failed in the due performance or observance by it of any term, covenant or agreement contained in Section 9 or Section 8.07 or (ii) failed in the due performance or observance by it of any term, covenant or agreement (other than those referred to in clause (i) of this Section 6.04) contained in this Agreement which failure, in case of clause (ii), shall have continued unremedied for a period of 8 Business Days after the earlier of the date on which the Borrower has actual knowledge of such failure or the date on which the Lender gives written notice to the Borrower of such failure, and in the case of either clause (i) or (ii), such failure is continuing at the time of such Credit Event, but without regard to whether such term covenant or agreement was required to be performed at a previous time.

6.05        Judgments.  As of the date of such Credit Event, one or more judgments or decrees shall not have been entered against the Borrower or any of its Material Subsidiaries involving in the aggregate for the Borrower and its Material Subsidiaries a liability (not paid or fully covered by insurance) of $25,000,000 or more unless (A) less than 30 days (or such longer period of time to vacate, discharge, pay, stay or bond such judgments or decrees as is permitted under applicable law) have elapsed since the entry of such judgments or decrees or (B) such judgments or decrees shall have been vacated, discharged, paid, stayed or bonded pending appeal (which appeal suspends the relevant payment obligation such that the amount of the judgment or decree then payable and not covered by insurance is less than $25,000,000) as of the date of such Credit Event.

6.06        Borrower Change of Control.  No Borrower Change of Control shall have occurred.

6.07        Notice of Borrowing.  Prior to the making of such Loan, the Lender shall have received a Notice of Borrowing meeting the requirements of Section 2.03.

For purposes of the condition precedent specified in Section 6.03, if any representation or warranty of the Borrower under this Agreement shall fail to be accurate and complete in all material respects at the time of any Credit Event, such failure shall not prevent the satisfaction of such condition precedent at the time of any subsequent Credit Event if such failure has been cured by the time of such subsequent Credit Event.

For purposes of the condition precedent specified in Section 6.04,

(a)           if any covenant of the Borrower under Section 9.03 or Section 9.04 (as it relates to the end of a particular fiscal quarter) is breached, such breach shall not prevent the satisfaction of such condition precedent so long as such covenant is satisfied as of the end of the fiscal quarter immediately preceding the related Credit Event (or such covenant is otherwise satisfied subsequent to the end of such fiscal quarter and on or prior to such Credit Event, through capital contributions, reductions of Consolidated Indebtedness or otherwise); and

(b)           if any other covenant of the Borrower under this Agreement remains breached at the time of any Credit Event, such breach shall not prevent the satisfaction of such condition precedent at the time of any subsequent Credit Event if at or prior to such time such breach has been cured through the satisfaction of the related obligation, in the case of an affirmative covenant, or remedy of the prohibited action, in the case of a negative covenant.

The acceptance of the proceeds of a Credit Event shall constitute a representation and warranty by the Borrower to the Lender that the conditions specified in this Section 6 have been satisfied at the time of such Credit Event and with respect to the related Loan.

SECTION 7.

REPRESENTATIONS, WARRANTIES AND AGREEMENTS.

In order to induce the Lender to make a Loan, the Borrower makes the following representations, warranties and agreements, all as of the date of the related Credit Event and all of which shall survive the execution and delivery of this Agreement, the Note and the making of the Loans:

7.01        Corporate Status.  The Borrower is a duly organized and validly existing corporation under the laws of the jurisdiction of its incorporation.

7.02        Corporate Power and Authority.  The Borrower has the corporate power to execute, deliver and perform the terms and provisions of each of the Credit Documents and has taken all necessary corporate action to authorize the execution, delivery and performance by it of the Credit Documents.  The Borrower has duly executed and delivered each of the Credit Documents to which it is party, and each Credit Document constitutes the legal, valid and binding obligation of the Borrower enforceable in accordance with its terms.

7.03        No Violation.  Neither the execution, delivery or performance by the Borrower of the Credit Documents, nor compliance by it with the terms and provisions thereof, nor the use of the proceeds of the Loans by the Borrower (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or governmental instrumentality, applicable to the Borrower or to which it is subject, (ii) will conflict or be inconsistent with, or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, the terms of any indenture, mortgage, deed of trust, credit agreement, loan agreement or any other agreement, contract or instrument to which the Borrower or any of its Material Subsidiaries is a party or by which it or any of its property or assets is bound or to which it may be subject, (iii) result in the creation or imposition of (or the obligation to create or impose) any Lien prohibited by Section 9.05, or (iv) will violate any provision of the charter documents of the Borrower or any of its  Material Subsidiaries, except, in the case of each of clauses (i), (ii), (iii) and (iv) above, such contraventions, conflicts, inconsistencies, breaches, defaults, Liens prohibited under Section 9.05 or violations which either existed on the Effective Date or are not reasonably likely to materially and adversely affect the business, operations, property, assets, or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

7.04        Governmental Approvals.  No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made), or exemption by, any governmental or public body or authority, or any subdivision thereof, is required to authorize, or is required in connection with, (i) the execution, delivery and performance by the Borrower of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any Credit Document (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).

7.05        Litigation.  There are no actions, suits or proceedings that have arisen after the Effective Date that are pending or, to the best knowledge of the Borrower, threatened, (i) with respect to any Credit Document or (ii) that are reasonably likely to materially and adversely affect the business, operations, property, assets or condition (financial or otherwise) of the Borrower and its Material Subsidiaries taken as a whole.

7.06        Use of Proceeds; Margin Regulations.  No part of the proceeds of any Loan will be used by the Borrower to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock.  Neither the making of any Loan nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulations T, U or X of the Board of Governors of the Federal Reserve System.

7.07        Tax Returns and Payments.  The Borrower and each of its Material Subsidiaries has filed all tax returns required to be filed by it and has paid all income taxes payable by it which have become due pursuant to such tax returns and all other taxes and assessments payable by it which have become due, other than those not yet delinquent and except for those (x) contested or which will be contested in good faith and for which adequate reserves (in the good faith judgment of the management of the Borrower) have been established or (y) as would not reasonably be expected to have, in the aggregate, a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.  The Borrower and each of its Material Subsidiaries has paid, or has provided adequate reserves (in the good faith judgment of the management of the Borrower) for the payment of, all material federal and state income taxes applicable for all prior fiscal years and for the current fiscal year to the date hereof, except as would not reasonably be expected to have, in the aggregate, a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

7.08        Financial Statements; Financial Condition; Undisclosed Liabilities; etc.  As of the date financial statements are furnished to the Lender pursuant to Sections 8.01(a) and (b), such financial statements present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries at the date of such balance sheet and the consolidated results of the operations of the Borrower and its Consolidated Subsidiaries for the fiscal year referenced therein and the Borrower has not determined that such financial statements (to the extent they relate to fiscal periods occurring after the Effective Date) are required to be restated; provided that if any such financial statements relating to fiscal periods occurring after the Effective Date are required to be restated and such financial statements following such restatement present fairly the consolidated financial condition of the Borrower and its Consolidated Subsidiaries in accordance with GAAP as of the date of such restated financial statements, then the representation and warranty in this Section 7.08 shall be deemed to be true and correct with respect to such financial statements.  All such financial statements shall be prepared in accordance with GAAP.

7.09        Compliance with Statutes, etc.  The Borrower and each of its Material Subsidiaries are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its respective business and the ownership of its respective property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as would not reasonably be expected to have, in the aggregate, a material adverse effect on the business, operations, property, assets or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole.

SECTION 8.

AFFIRMATIVE COVENANTS.

8.01        Information Covenants.  The Borrower will furnish (or caused to be furnished) to the Lender:

(a)           Quarterly Financial Statements.  Within 60 days after the close of the first three quarterly accounting periods in each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such quarterly accounting period and the related consolidated statements of income, changes in shareholders’ equity and cash flows for such quarterly accounting period and for the elapsed portion of the fiscal year ended with the last day of such quarterly accounting period, in each case setting forth comparative figures for the related periods in the prior fiscal year, all of which shall be prepared in accordance with GAAP and shall be certified by the Treasurer, Chief Financial Officer or Chief Accounting Officer of the Borrower, subject to normal year-end audit adjustments.

(b)           Annual Financial Statements.  Within 115 days after the close of each fiscal year of the Borrower, (i) the consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as at the end of such fiscal year and the related consolidated statements of income, changes in shareholders’ equity cash flows for such fiscal year in each case prepared in accordance with GAAP and setting forth comparative figures for the preceding fiscal year and certified by PricewaterhouseCoopers LLP or such other independent certified public accountants of recognized national standing, together with a report of such accounting firm stating that such audit was conducted in accordance with generally accepted auditing standards, which report shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit or with respect to the absence of any material misstatement and (ii) management’s discussion and analysis of consolidated financial condition and results of operations for such fiscal year.

(c)           Officer’s Certificates.  At the time of the delivery of the financial statements provided for in Sections 8.01(a) and 8.01(b), a certificate of the Chief Financial Officer, the Chief Accounting Officer or the Treasurer of the Borrower, in substantially the form of Exhibit C attached hereto, to the effect that, to the best of such officer’s knowledge  no Default or Event of Default has occurred and is continuing as of such time or, if any Default or Event of Default has occurred and is continuing as of such time, specifying the nature and extent thereof, which certificate shall, in the case of any such financial statements delivered in respect of a period ending on the last day of a fiscal quarter or year of the Borrower, set forth the calculations required to establish whether the Borrower was in compliance with the provisions of Sections 9.03 and 9.04.

(d)           Notice of Default or Litigation.  Promptly, and in any event within five Business Days after an executive officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence after the Effective Date of any event which constitutes a Default or Event of Default and (ii) any litigation or governmental investigation arising after the Effective Date or proceeding pending which was initiated after the Effective Date (A) against the Borrower which could reasonably be expected to materially and adversely affect the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Subsidiaries taken as a whole, (B) with respect to any Indebtedness for borrowed money in excess of $25,000,000 of the Borrower or any of its Material Subsidiaries or (C) with respect to any Credit Document.

Information required to be delivered pursuant to Section 8.01(a) and (b) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto, on the Borrower’s or Assured’s website or (ii) on which such documents are posted on an Internet or intranet website, if any, to which the Lender has access (whether a commercial, third-party website or whether sponsored by the Lender and including, but not limited to, the websites of the SEC, EMMA and Assured).

8.02        Books, Records and Inspections.  The Borrower will keep proper books of record and account with respect to (i) the Loans made hereunder, (ii) the use of such Loans pursuant to Sections 7.06 and 8.07 and (iii) all Recoveries.  The Borrower will permit officers and designated representatives of the Lender to visit, inspect and examine, during regular business hours and under the guidance of officers of the Borrower, the books of account of the Borrower with respect to the matters in this Section 8.02, at such reasonable times and intervals and to such reasonable extent as the Lender may request.

8.03        Reserved.

8.04        Compliance with Statutes, etc.  The Borrower will, and will cause each of its Material Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all governmental bodies, domestic or foreign, in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such noncompliances as could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Material Subsidiaries taken as a whole.

8.05        Reserved.

8.06        Payment of Taxes.  The Borrower will pay and discharge or cause to be paid and discharged, and will cause each of its Material Subsidiaries to pay and discharge, all taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits, or upon any material properties belonging to it, in each case on a timely basis, and all lawful claims which, if unpaid, might become a lien or charge upon any properties of the Borrower or any of its Material Subsidiaries; provided that neither the Borrower nor any Material Subsidiary of the Borrower shall be required to pay or discharge any such tax, assessment, charge, levy or claim (x) which is being or which will be contested in good faith and by proper proceedings if it has maintained adequate reserves (in the good faith judgment of the management of the Borrower) with respect thereto in accordance with GAAP or (y) to the extent that such non-payment could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business, operations, property, assets, liabilities or condition (financial or otherwise) of the Borrower and its Material Subsidiaries taken as a whole.

8.07        Use of Proceeds.  The Borrower shall use all proceeds of each Loan only for the payment of Strip Policy Claims.

8.08        Strip Policies.  The Borrower shall (i) use its commercially reasonable efforts to avoid the termination of any lease covered by a Strip Policy unless such termination is accompanied by cancellation without payment of the related Strip Policy (which efforts shall not include covering the obligations referenced in such Strip Policy), (ii) to the extent the Borrower has received such information in writing, promptly provide the Lender all non-confidential and non-privileged information concerning the Strip Policies as reasonably requested by the Lender and (iii) not amend any Strip Policy without the prior written consent of the Lender (which consent shall not be unreasonably withheld or delayed).

8.09        Collection of Recoveries.  The Borrower shall at all times use its commercially reasonable efforts to collect and otherwise realize upon all Recoveries in compliance with the applicable Strip Policy and applicable law.  In the event that the Borrower is pursuing such efforts to collect and otherwise realize upon Recoveries owed by a Person at the same time the Borrower is pursuing efforts to collect or otherwise realize upon amounts other than Recoveries owing by such Person to the Borrower, the Borrower shall pursue such efforts to collect and otherwise realize upon such Recoveries in a way that the Borrower in good faith believes does not adversely discriminate against the rights of the Lender in any material respect.

8.10        Business.  The Borrower shall be licensed to operate as an insurance company in either the United States generally or in at least one State thereof.

SECTION 9.

NEGATIVE COVENANTS.

9.01        Consolidation, Merger, Sale of Assets, etc.  The Borrower will not (x) wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation (other than for purposes of changing domicile or type of organization), or (y) convey, sell, lease or otherwise dispose of (or agree to do any of the foregoing at any future time) all or substantially all of its property or assets; provided that

(a)           the Borrower may merge with any Person, so long as immediately following such transaction (i) the Borrower is the surviving entity of such merger, or if the Borrower is not the surviving entity, the surviving entity is a direct or indirect Subsidiary or Affiliate of Assured, (ii) such surviving entity is licensed to operate as an insurance company in the United States generally, or in at least one of the States thereof and shall have assumed the Obligations and (iii) the Rating Agency Condition with respect to the surviving entity shall be satisfied with respect to such merger; and

(b)          the Borrower may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Person so long as (i) such Person is a direct or indirect Subsidiary or Affiliate of Assured, (ii) such Person is licensed to operate as an insurance company in the United States generally, or in at least one of the States thereof and shall have assumed the Obligations and (iii) the Rating Agency Condition with respect to such Person shall be satisfied with respect to such disposition.

9.02        Dividends.  The Borrower will not, nor will it permit any of its Subsidiaries to, declare or pay any dividends, or make any payments constituting a return of capital under GAAP, to its stockholders, or authorize or make any other distribution, payment or delivery of property or cash to its stockholders as such generally (which distributions, payments or delivery would constitute a dividend or distribution under the laws of the jurisdiction of organization of the Borrower or such Subsidiary, as the case may be) or redeem, retire, purchase or otherwise acquire, directly or indirectly, for consideration, any shares of any class of its capital stock now or hereafter outstanding (or any options or warrants issued by the Borrower or such Subsidiary with respect to its capital stock, other than options or warrants issued under an employee or director option or restricted stock plan approved by the Board of Directors of the Borrower), or set aside any funds for any of the foregoing purposes, except that (i) the declaration, payment, distribution and delivery of dividends or distributions in shares of capital stock of the Borrower or its Subsidiaries is permitted, (ii) any Subsidiary may pay, declare, distribute and deliver dividends to, and purchase capital stock from, the Borrower or any Wholly-Owned Subsidiary of the Borrower, and (iii) the Borrower or any Subsidiary may pay dividends or take any other action otherwise restricted or prohibited by this Section 9.02, so long as no Event of Default under Section 10.02 is then in existence and is uncured or not waived (and would not be in existence as a result of the payment of such dividends or other action), to the extent such actions are not prohibited by Section 4105 of New York Insurance Law.

9.03        Debt to Total Capitalization Ratio.  Commencing with the end of the first full fiscal quarter after the Effective Date, the Borrower will not permit the ratio of Consolidated Long Term Debt to Total Capitalization at any fiscal quarter end of the Borrower to be greater than 0.3 to 1.0.

9.04        Minimum Net Worth.  The Borrower will not permit its Consolidated Net Worth as of the end of any fiscal quarter to be less than the sum of (a) the Base Consolidated Net Worth plus (b) (i) the Supplemental Consolidated Net Worth Amount as of the most recent Subsequent Supplemental Calculation Date, in the event that the Commitment Amount was not reduced pursuant to Section 3.03(b) or (ii) $0, in the event that the Commitment Amount was reduced pursuant to Section 3.03(b).

9.05        Liens.  The Borrower will not create, incur, assume or suffer to exist any Lien upon or with respect to any of its rights under or with respect to Strip Policies or Strip Policy Claims, whether now owned or hereafter acquired, provided that the provisions of this Section 9.05 shall not prevent the creation, incurrence, assumption or existence of:

(a)                                 Liens for taxes not yet due, or Liens for taxes being contested in good faith and by appropriate proceedings for which adequate reserves have been established;

(b)                                Liens imposed by operation of law (i) which do not in the aggregate materially detract from the value of such Strip Policies or Strip Policy Claims or materially impair the collateral value thereof or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(c)                                 Liens renewing, extending or refunding any Lien permitted by Sections 9.05(d) and 9.05(e), provided that the amount secured is not increased and such Liens are not extended to any other property;

(d)                                 rights of any reinsurer; and

(e)                                 Liens existing on the Effective Date and Liens under Section 12 hereof.

SECTION 10.

EVENTS OF DEFAULT.

Upon the occurrence of any of the following specified events (each an “Event of Default”):

10.01      Payments.  The Borrower shall default in the payment when due of any principal of any Loan or any Note (including any mandatory payments under Section 4.02) or default in the payment when due of any interest on any Loan or any Note or any Fees or any other amounts owing hereunder or under any Note, in each case in an amount of $10,000,000 or more, and any such default described in this Section 10.01 is not cured during the Cure Period; or

10.02      Bankruptcy, etc.  The Borrower or any of its Material Subsidiaries shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any of its Material Subsidiaries, and the petition is not controverted within 10 days, or is not dismissed within 60 days, after commencement of the case; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or any of its Material Subsidiaries, or the Borrower or any of its Material Subsidiaries commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any of its Material Subsidiaries, or there is commenced against the Borrower or any of its Material Subsidiaries any such proceeding which remains undismissed or unstayed for a period of 60 days, or the Borrower or any of its Material Subsidiaries is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any of its Material Subsidiaries suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days; or the Borrower or any of its Material Subsidiaries makes a general assignment for the benefit of creditors; or any corporate action is taken by the Borrower or any of its Material Subsidiaries for the purpose of effecting any of the foregoing; or

10.03      Default Under Other Agreements.  The Borrower or any of its Material Subsidiaries shall (a) default in any payment in excess of $25,000,000 with respect to any Indebtedness for borrowed money beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created or (b) any Indebtedness for borrowed money in excess of $25,000,000 of the Borrower or any of its Material Subsidiaries shall be declared to be due and payable, or shall be required to be prepaid other than by a regularly scheduled required prepayment or as a mandatory prepayment (unless such required prepayment or mandatory prepayment results from a default thereunder or an event of the type that constitutes an Event of Default), prior to the stated maturity thereof;

then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Lender may by written notice to the Borrower, take any or all of the following actions, without prejudice to the rights of the Lender or the holder of any Note to enforce its claims against the Borrower (provided that, if an Event of Default specified in Section 10.02 shall occur with respect to the Borrower, the result which would occur upon the giving of written notice by the Lender to the Borrower as specified in clauses (i) and (ii) below shall occur automatically without the giving of any such notice): (i) declare that the Commitment Amount has been reduced to zero, whereupon the Commitment shall forthwith terminate immediately and any accrued and unpaid Commitment Commission on and as of such date shall forthwith become due and payable without any other notice of any kind; and (ii) declare the principal of and any accrued interest in respect of all Loans and the Note and all obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

Notwithstanding anything contained or provided in this Agreement:

(a)  if any representation, warranty or statement made by or on behalf of or with respect to the Borrower or any Subsidiary thereof herein or in any other Credit Document or in any certificate delivered pursuant hereto or thereto shall not be true, accurate and complete on the date as of which it was made or deemed made (herein, a “Representation Breach”) and the event, fact, condition, circumstance, act, omission or failure to act which relates to such Representation Breach either (i) existed or occurred, or arose from other events, facts, conditions, circumstances, acts, omissions or failures to act which existed or occurred, on or prior to the Effective Date or (ii) otherwise arises from facts giving rise to a breach of any representation, warranty or statement made by or on behalf of or with respect to any of the Seller, the Seller’s Parent, a Seller Insurance Subsidiary, the Company, any Company Subsidiary, or other Affiliate thereof (as each such term is defined in the Purchase Agreement) or Premier International Funding Co. pursuant to the Purchase Agreement and Related Agreements, then such Representation Breach shall not operate as a failure of a condition to borrowing under Section 6 or a breach of a covenant hereunder; and

(b)  if any event, fact, condition, circumstance, act, omission or failure to act exists which would constitute or give rise to any Default or Event or Default or other breach of a covenant by the Borrower hereunder (a “Covenant Breach”), and such event, fact, condition, circumstance, act, omission or failure to act also existed or occurred, or arose from other events, facts, conditions, circumstances, acts, omissions or failures to act which existed or occurred, on or prior to the Effective Date, then such Covenant Breach shall not operate as a failure of a condition to borrowing under Section 6 or a breach of a covenant hereunder;

provided, that clause (a) and (b) shall have no effect with respect to (A) a breach by the Borrower of Sections 9.03 or 9.04 of this Agreement with respect to any fiscal quarter commencing after June 30, 2013 or (B) an Event of Default under Section 10.01, 10.02 or 10.03.

SECTION 11.

RESERVED.

SECTION 12.

GRANT AND PERFECTION OF SECURITY INTEREST

12.01      Grant of Security Interest.  To secure payment and performance when due of each Loan (and all accrued and unpaid interest thereon), the Borrower hereby grants to the Lender, a continuing security interest in all Recoveries related to such Loan (the “Collateral”).  It being acknowledged and agreed that no Recoveries shall secure any Loan other than the Loan that was made in connection with the Strip Policy Claim related to such Recoveries.  The rights of the Lender to the Collateral and the Recoveries in respect of any Strip Policy are subject to any rights of any reinsurer of such Strip Policy.

12.02      Perfection of Security Interests.  (a) The Borrower irrevocably and unconditionally authorizes the Lender (or its agent) to prepare and file at any time and from time to time such financing statements with respect to the Collateral naming the Lender or its designee as the secured party and the Borrower as debtor, as the Lender may require, and including any other information with respect to the Borrower or otherwise required by part 5 of Article 9 of the UCC, together with any amendment and continuations with respect thereto.  In no event shall the Borrower at any time file, or authorize or cause to be filed (other than by the Lender), any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming the Lender or its designee as secured party and the Borrower as debtor, unless (x) the Loan and any related accrued and unpaid interest related to such Affected Collateral has been paid in full or (y) the Collateral subject to a UCC filing has been released from the Lien of this Agreement.

(b)          The Borrower shall take any other actions reasonably requested by the Lender from time to time to cause the attachment, perfection of, and the ability of the Lender to enforce, the security interest of the Lender in any and all of the Collateral.  In the event that a Ratings Event occurs on any date, the Borrower shall segregate into a separate account, in which the Lender will have a first priority perfected security interest, all Recoveries received by it for the benefit of the Lender (subject to the rights of reinsurers as provided under the terms of their reinsurance arrangements with the Borrower and the rights of the financial institution at which such account is maintained) and shall hold all Recoveries received after such date in respect of Loans in trust for the benefit of the Lender and such reinsurers.

12.03      Certain Remedies.  If any Event of Default under (x) Section 10.01 with respect to any Loan or (y) Section 10.02 or Section 10.03 shall have occurred and be continuing:

(a)           The Lender may (subject to all rights and remedies granted by the Borrower with respect to reinsurers) exercise in respect of the Affected Collateral in addition to other rights and remedies provided for herein or otherwise available to it, all the rights and remedies of a secured party on default under the UCC (whether or not the UCC applies to the Affected Collateral) and also may

(i)            take possession of any Affected Collateral not already in its possession without demand and without legal process;

(ii)           transfer all or any part of the Affected Collateral into the name of the Lender or its nominee, with or without disclosing that such Affected Collateral is subject to the Lien hereunder;

(iii)          notify the parties obligated on any of the Affected Collateral to make payment to the Lender of any amount due or to become due thereunder;

(iv)          enforce collection of any of the Affected Collateral by suit or otherwise, and surrender, release or exchange all or any part thereof, or compromise or extend or renew for any period (whether or not longer than the original period) any obligations of any nature of any party with respect thereto;

(v)           execute (in the name, place and stead of the Borrower) endorsements, assignments and other instruments of conveyance or transfer with respect to all or any of the Affected Collateral; and

(vi)          without notice except as specified below, dispose of the Affected Collateral or any part thereof in one or more parcels at public or private sale, at any of the Lender’s offices or elsewhere, for cash, on credit or for future delivery, and upon such other terms as the Lender may deem commercially reasonable.  The Borrower agrees that, to the extent notice of sale shall be required by law, at least ten days’ prior notice to the Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notification.  The Lender shall not be obligated to make any sale of Affected Collateral regardless of notice of sale having been given.  The Lender may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned.

(b)          All cash proceeds received by the Lender in respect of any sale of, collection from, or other realization upon, all or any part of the Collateral shall (subject to the rights of reinsurers to receive amounts in accordance with the terms of their insurance arrangements) be applied by the Lender against, all or any part of the relevant Loans and accrued and unpaid interest thereon until paid in full, and the remainder shall be distributed to the Borrower.

12.04      Release of Security Interest; Removal from Schedule II.  Upon payment in full of any Loan and any accrued and unpaid interest thereon, the security interest in the related Collateral shall be automatically released from the Lien of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, so long as no Borrowing has been made with respect to a Strip Policy, the Borrower may request that such Strip Policy be removed from Schedule II hereof and any and all Liens created under this Agreement with respect to the related Collateral shall be released.  Once such Strip Policy is removed from Schedule II hereof and such Lien is released, no Borrowing may be requested or made in connection with such Strip Policy.  Upon any such release, the Lender shall, at the Borrower’s request, deliver to the Borrower a certificate stating that such Collateral is free and clear of Liens, if any, that were created upon such Collateral by the Lender pursuant to Section 12.02 and, upon request of the Borrower, shall file UCC termination or amendment filings reflecting the release of such Collateral from the Lien of this Agreement.  The Lender shall have the authority to act in connection with the release of the security interest in the Collateral as contemplated by this Section 12.04.

12.05      Savings Clause.  The security interest of Lender hereunder is subject to all terms, conditions and limitations in respect thereof set forth in and pursuant to the terms of the related Strip Policies, the transaction documents relating thereto, the rights of reinsurers with respect thereto and applicable law.

SECTION 13.

MISCELLANEOUS.

13.01      Payment of Expenses, etc.  The Borrower shall pay all reasonable out of pocket costs and expenses of the Lender in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein (including, without limitation, the reasonable fees and disbursements of counsel for the Lender).  Notwithstanding anything contained herein or in any other agreement entered into by the Borrower and the Lender, the Borrower shall not be obligated to pay to the Lender any fees for any consents granted by the Lender under or with respect to this Agreement or any other Credit Document.

13.02      Transaction Agreement.  This Agreement is a Transaction Agreement executed pursuant to the Purchase Agreement.

13.03      Notices.  Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex, facsimile or cable communication) and mailed, telegraphed, telexed, telecopied (with telephonic confirmation in the case of any notice to the Lender), cabled or delivered to the Borrower or the Lender at its Office listed on Schedule I hereto; or at such other address as shall be designated by such party in a written notice to the other party hereto.  All such notices and communications shall when mailed, telegraphed, telexed, telecopied, cabled or sent by overnight courier, be effective upon receipt.

13.04      Benefit of Agreement.

(a)           Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by FSA without the consent of DCL, not to be unreasonably withheld, other than pursuant to a transaction permitted under Section 9.01.

(b)          Neither this Agreement nor any interest or obligation in or under this Agreement may be transferred (whether by way of security or otherwise) by DCL without the consent of FSA, not to be unreasonably withheld, other than pursuant to a consolidation, amalgamation, merger, transfer of all or substantially all DCL’s assets or liabilities, or any other type of corporate reorganization relating to DCL, with respect to which:

(i)            such successor or transferee succeeds in full to DCL’s obligations hereunder;

(ii)           such successor or transferee is a regulated financial institution with a state or Federal branch within the United States;

(iii)          such successor or transferee delivers to FSA the forms described in Section 4.04(d)(ii)(A) or Section 4.04(d)(iv)(A), as applicable;

(iv)          the Rating Agency Condition with respect to FSA is satisfied with respect to such consolidation, amalgamation, merger, transfer or corporate reorganization;

(v)           the jurisdiction of organization of such successor or transferee is France, Belgium, Germany, Spain, Italy, Netherlands, Luxembourg, United Kingdom, Japan, Australia, New Zealand, Canada, Ireland, Switzerland or the United States; and

(vi)          the credit ratings of such successor or transferee are the same or better as those of DCL at the time of such consolidation, amalgamation, merger, transfer or corporate reorganization;

provided, that the Lender may not transfer any interest or obligation in or under this Agreement, and no other transfer shall be effective, irrespective of whether FSA has consented to such transfer, unless such transfer shall have been registered by the Lender pursuant to Section 13.04(c).

(c)           The Borrower hereby designates the Lender to serve as the Borrower’s agent, solely for the purpose of this paragraph, to maintain a register (the “Register”) on which the Lender will record each Commitment, the Loans made by the Lender, and each repayment in respect of the principal amount of the Loans of the Lender.  The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower and the Lender shall treat each Person in whose name a Loan is registered as the owner thereof for all purposes of this Agreement, notwithstanding notice or any provisions herein to the contrary.  Subject to clause (b) above, a Commitment and the Loans made pursuant thereto may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer in the Register.  Any assignment or transfer of a Commitment or the Loans made pursuant thereto shall be registered in the Register only upon delivery to the Borrower of an assignment and assumption agreement duly executed by the assignor thereof.

(d)          Nothing in this Agreement shall prevent or prohibit the Lender from pledging its Loans and Note to a Federal Reserve Bank in support of borrowings made by the Lender from such Federal Reserve Bank.

13.05      No Waiver; Remedies Cumulative.  No failure or delay on the part of the Lender or the holder of any Note in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Borrower and the Lender or the holder of any Note shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.  Except as otherwise expressly provided herein or in any other Credit Document, the rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Lender would otherwise have.  No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Lender or the holder of any Note to any other or further action in any circumstances without notice or demand.

13.06      Calculations; Computations.  (a) The financial statements to be furnished to the Lender pursuant to Sections 8.01(a) and 8.01(b) shall be made and prepared in accordance with GAAP.

(b)          Unless otherwise specified herein, all computations of interest, Commitment Commission and Fees hereunder shall be made on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which such interest, Commitment Commission or Fees are payable.

13.07      Governing Law; Submission to Jurisdiction; Venue.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES OTHER THAN SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK AND CHOICE OF LAW PROVISION OF THE UCC).  Each of the parties hereto hereby irrevocably submits to the exclusive jurisdiction, subject matter jurisdiction and venue of any U.S. federal or state court located in The City of New York or with appellate jurisdiction thereto for the purpose of any suit, action, proceeding or judgment arising out of or relating to this Agreement.  Each of the parties hereto hereby consents to the laying of venue in any such suit, action or proceeding in New York County, New York, and hereby irrevocably waives any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and agrees not to plead or claim the same.  Any process in any such action shall be duly served if mailed by registered mail, postage prepaid, with respect to (i) FSA, the Borrower and its Affiliates, at the respective addresses set forth on Schedule I attached hereto and (ii) with respect to DCL, the Lender and its Affiliates, at the respective addresses set forth on Schedule I attached hereto.  DCL may appoint a process agent with an office in the State of New York by notice to FSA.  Such service may be made by mailing or delivering a copy of such process to DCL in care of the Process Agent at the Process Agent’s above address, and DCL hereby authorizes and directs the Process Agent to accept such service on its behalf.  DCL may appoint a replacement Process Agent with an office in the State of New York by notice to FSA.

13.08      Obligation to Make Payments in Dollars.  The obligation of the Borrower to make payment in Dollars of the principal of and interest on the Note and any other amounts due hereunder or under any other Credit Document to the Office of the Lender as provided in Section 4.03 shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any currency other than Dollars, except to the extent such tender or recovery shall result in the actual receipt by the Lender at its Office of the full amount of Dollars expressed to be payable in respect of the principal of and interest on the Note and all other amounts due hereunder or under any other Credit Document.  The obligation of the Borrower to make payments in Dollars shall be enforceable as an alternative or additional cause of action for the purpose of recovery in Dollars of the amount, if any, by which such actual receipt shall fall short of the full amount of Dollars expressed to be payable in respect of the principal of and interest on the Note and any other amounts due under any other Credit Document, and shall not be affected by judgment being obtained for any other sums due under this Agreement or under any other Credit Document.

13.09      Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.  A set of counterparts executed by all the parties hereto shall be lodged with the Borrower.

13.10      Effectiveness.  This Agreement shall become effective on the Effective Date.

13.11      Table of Contents and Headings Descriptive.  The table of contents and the headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.

13.12      Amendment or Waiver.  Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated unless such change, waiver, discharge or termination is in writing signed by the Borrower and the Lender.

13.13      SOVEREIGN IMMUNITY.  To the extent that DCL, or any of its properties, assets or revenues may have or may hereafter become entitled to, or have attributed to them, any right of immunity, on the grounds of sovereignty or otherwise, from any legal action, suit or proceeding, from the giving of any relief in any respect thereof, from setoff or counterclaim, from the jurisdiction of any court, from service of process, from attachment upon or prior to judgment, from attachment in aid of execution of judgment, or from execution of judgment, or other legal process or proceeding for the giving of any relief or for the enforcement of any judgment, in any jurisdiction in which proceedings may at any time be commenced, with respect to its obligations, liabilities or any other matter under or arising out of or in connection with this Agreement, FSA and DCL hereby irrevocably and unconditionally waive, and agree not to plead or claim, to the fullest extent permitted by applicable law, any such immunity and consent to such relief and enforcement.

13.14      WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13.15      Survival.  The indemnities set forth in Section 4.04 shall survive the execution and delivery of this Agreement and the Note and the making and repayment of the Loans.

13.16      Confidentiality.  The Lender agrees to keep information delivered or made available by or on behalf of the Borrower pursuant to this Agreement confidential from anyone other than its employees, directors, legal counsel, independent auditors, other advisors and prospective assignees and participants (who shall have agreed to similar restrictions); provided that nothing herein shall prevent the Lender from disclosing such information (a) in response to a subpoena or other order of a court or administrative agency provided that the Lender shall (to the extent legally permitted) promptly notify the Borrower of such subpoena or other order, (b) to the extent necessary in connection with the exercise of any remedy hereunder, (c) if such information is or becomes generally available to the public other than as a result of a disclosure by the Lender prohibited by this Agreement or (d) if such information is or becomes available to the Lender from a source (other than the Borrower) that is not bound by an obligation of confidentiality to the Borrower.

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:

FINANCIAL SECURITY ASSURANCE INC.

31 West 52nd Street

New York, New York 10019

By:
Attention:
Name:
Title:

with a copy to:

FINANCIAL SECURITY ASSURANCE INC.

31 West 52nd Street

New York, New York 10019

Attention: General Counsel

and

Assured Guaranty US Holdings Inc.

1325 Avenue of the Americas

New York, New York 10019

Attention:  CFO

and

Assured Guaranty Ltd.

30 Woodbourne Avenue - 5th Floor

Hamilton HM 08, Bermuda

Attention: General Counsel

DEXIA CRÉDIT LOCAL S.A., ACTING THROUGH ITS NEW YORK BRANCH

By:
Attention:
Name:
Title: